Exhibit 3.1
SCULPTOR DIVERSIFIED REAL ESTATE INCOME TRUST, INC.
ARTICLES OF AMENDMENT
Sculptor Diversified Real Estate Income Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Pursuant to Section 2-605 of the Maryland General Corporation Law (the “MGCL”), the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Company’s Select Class common stock, $0.01 par value per share, to Class I-S common stock, $0.01 par value per share. All references in the Charter to “Select Class” are hereby changed to “Class I-S.”
SECOND: The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-605(a)(2) of the MGCL without any action by the stockholders of the Corporation.
THIRD: The foregoing amendment does not increase the authorized stock of the Corporation. The aggregate par value of all authorized stock of the Corporation having par value both prior to and after the foregoing amendment is $24,000,000.
FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 6th day of December, 2024.

Attest:		Sculptor Diversified Real Estate Income Trust, Inc.

By:	/s/ Julie Siegel	By:	/s/ Steven Orbuch
Name:	Julie Siegel	Name:	Steven Orbuch
Title:	Secretary	Title:	Chief Executive Officer